Exhibit 99.1

Consolidated Freightways Corporation

Consolidating Income Statements

For the Month Ended May 31, 2004

(Unaudited)

	Consolidated Freightways Corporation of Delaware	Consolidated Freightways Corporation	CF AirFreight Corporation	Leland James Service Corporation	Redwood Systems Inc.	CF MovesU Inc.	CFCD 2002 LLC	CFCD 2002 Member LLC	CFCD 2002A LLC	CFCD 2002A Member LLC	CFC
Revenue - Customers	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Revenue - Affiliates	—	—	—	—	—	—	—	—	—	—	—

Total Revenue	—	—	—	—	—	—	—	—	—	—	—

Operating Expenses	132,729	—	—	—	—	—	—	—	—	—	132,729
Salaries, Wages, and Benefits	158,771	—	—	—	—	—	—	—	—	—	158,771
Operating Taxes and Licensing	(55,658)	—	—	—	—	—	(1,876)	—	—	—	(57,534)
Claims and Insurance	26,375	—	—	—	—	—	5,059	—	1,735	—	33,169
Rents	(44,505)	—	—	—	—	—	—	—	—	—	(44,505)
Other G&A Expense	468,819	—	(3,570)	—	—	—	—	—	—	—	465,249
(Gain)/Loss on Sale of Assets	448,408	—	—	—	—	—	(7,229,421)	—	—	—	(6,781,013)

Total Operating Expenses	1,134,939	—	(3,570)	—	—	—	(7,226,238)	—	1,735	—	(6,093,134)

Operating Income (Loss)	(1,134,939)	—	3,570	—	—	—	7,226,238	—	(1,735)	—	6,093,134
Interest on Debt	—	—	—	—	—	—	—	—	—	—	—
Other Interest Expense	—	—	—	—	—	—	—	—	—	—	—

Interest Expense	—	—	—	—	—	—	—	—	—	—	—
Temporary Investment Interest	62,436	—	—	—	—	—	44,733	—	8,990	—	116,159
Other Interest Income	47,015	—	—	—	—	—	—	—	—	—	47,015

Interest Income	109,451	—	—	—	—	—	44,733	—	8,990	—	163,174

Other Miscellaneous, Net (a)	(56,381)	(16,420,798)	6,313,056	—	10,120,256	—	—	—	—	—	(43,867)

Income (Loss) Before Taxes	(1,081,869)	(16,420,798)	6,316,626	—	10,120,256	—	7,270,971	—	7,255	—	6,212,441

Federal Income Tax Current	—	—	—	—	—	—	—	—	—	—	—
Federal Income Tax Deferred	—	—	—	—	—	—	—	—	—	—	—
State Income Tax Current	—	—	—	—	—	—	—	—	—	—	—
Foreign Income Tax Current	—	—	—	—	—	—	—	—	—	—	—

Income Taxes	—	—	—	—	—	—	—	—	—	—	—

Net Income (Loss)	$(1,081,869)	$(16,420,798)	$6,316,626	$—	$10,120,256	$—	$7,270,971	$—	$7,255	$—	$6,212,441

(a)	A material amount of intercompany debt among the CF debtors was cancelled during the current period pursuant to the Bankruptcy Court’s approval to consolidate the CF bankruptcy cases. In May $16.4 million of intercompany debt relating to advances to fund CF AirFreight Corporation (CFAF) and Redwood Systems Inc (RSI) operations was cancelled. On a consolidated basis, there was no net balance sheet or income statement impact from the cancellation of debt. The separate company effects, however, were $6.3 million and $10.1 million of cancellation of debt income to CFAF and RSI, respectively, and $16.4 million expense to Consolidated Freightways Corporation. The elimination and liquidation of intercompany balances and transactions is an ongoing process that will continue in future periods as the companies prepare for the complete liquidation of their assets to a liquidating trust by the end of the year, pending confirmation of the bankruptcy plan.